Exhibit 3.1

ARTICLES OF INCORPORATION

OF

POSTER FINANCIAL GROUP, INC.

The undersigned, for the purpose of forming a corporation pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby adopts and signs the following Articles of Incorporation:

ARTICLE I

NAME

The name of the corporation shall be Poster Financial Group, Inc.

ARTICLE II

REGISTERED OFFICE

The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is Schreck Brignone, 300 South Fourth Street, Suite 1200, Las Vegas, Clark County, Nevada 89101.  The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada.  The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1.         Authorized Shares.  The aggregate number of shares that the corporation shall have authority to issue shall consist of ten thousand (10,000) shares of common stock without par value.

Section 2.         Assessment of Stock.  The capital stock of the corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed.  No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1.         Number of Directors.  The members of the governing board of the corporation are styled as directors.  The board of directors of the corporation shall be elected in such manner as shall be provided in the bylaws of the corporation.  The initial board of directors shall consist of two (2) individuals.  The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

Section 2.         Initial Directors.  The names and post office box or street addresses of the directors constituting the initial board of directors are:

NAME	ADDRESS

Timothy Poster

2960 W. Sahara Avenue, Suite 200

Las Vegas, Nevada 89102

Thomas Breitling	2960 W. Sahara Avenue, Suite 200
Las Vegas, Nevada 89102

Section 3.         Payment of Expenses.  In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

Section 4.         Limitation on Liability.  The liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.  If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.

Section 5.         Repeal And Conflicts.  Any repeal or modification of Section 3 or 4 above approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 3 or 4 of this Article and any other Article of the corporation’s Articles of Incorporation or bylaws, the terms and provisions of Sections 3 and/or 4, as applicable, of this Article shall control.

ARTICLE V

INCORPORATOR

The name and post office box or street address of the incorporator signing these Articles of Incorporation is:

NAME	ADDRESS

Elizabeth A. Savage, Esq.

300 S. Fourth Street, Ste. 1200

Las Vegas, Nevada 89101

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 30th day of May, 2003.

/s/ Elizabeth A. Savage
Elizabeth A. Savage, Esq., Incorporator

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

IN THE MATTER OF POSTER FINANCIAL GROUP, INC.

1.             The undersigned, Schreck Brignone, hereby certifies that on the 30th day of May, 2003, it accepted the appointment as resident agent of the above-referenced corporation.

2.             The registered office of the corporation in the State of Nevada is located at 300 South Fourth Street, Suite 1200, City of Las Vegas, County of Clark, State of Nevada 89101.

IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of May, 2003.

RESIDENT AGENT,

SCHRECK BRIGNONE

By:	/s/ Elizabeth A. Savage, Esq.
Elizabeth A. Savage, Esq.,
Authorized Signatory